Mueller Water Products Announces Quarterly Dividend

ATLANTA - July 25, 2019 Mueller Water Products, Inc. (NYSE: MWA) announced that its Board of Directors has declared an increase to the Company’s quarterly dividend by 5% to 5.25 cents ($0.0525) per share, payable on or about August 20, 2019 to stockholders of record as of the close of business on August 9, 2019.

About Mueller Water Products
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America.  Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.

Mueller refers to one or more of Mueller Water Products, Inc. a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant.  Please see muellerwp.com/brands and krauszusa.com to learn more.

Investor Contact:
Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact:
Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

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